Filed Pursuant to Rule 433
Dated January 8, 2014
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Trade Date:	January 8, 2014
Settlement Date (Original Issue Date):	January 14, 2014
Maturity Date:	January 14, 2016
Principal Amount:	US $1,500,000,000
Price to Public (Issue Price):	100.00%
Agents Commission:	0.15%
All-in Price:	99.85%
Net Proceeds to Issuer:	US $1,497,750,000
Interest Rate Basis (Benchmark):	LIBOR, as determined by Reuters
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	Plus 0.23%
Index Maturity:	Three Months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the 14th day of each January, April, July and October, commencing April 14, 2014 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360, Modified Following Adjusted
Business Day Convention:	New York

Filed Pursuant to Rule 433
Dated January 8, 2014
Registration Statement No. 333-178262

Denominations:	Minimum of $2,000 with increments of $1,000 thereafter.
CUSIP:	36962G7E8
ISIN:	US36962G7E87

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.15% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Barclays Capital Inc.	$348,750,000
Citigroup Global Markets Inc.	$348,750,000
HSBC Securities (USA) Inc.	$348,750,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$348,750,000
Co-Managers:
Blaylock Robert Van, LLC	$15,000,000
CastleOak Securities, L.P.	$15,000,000
Lebenthal & Co., LLC	$15,000,000
Loop Capital Markets LLC	$15,000,000
Mischler Financial Group, Inc.	$15,000,000
Samuel A. Ramirez & Company, Inc.	$15,000,000
The Williams Capital Group, L.P.	$15,000,000
Total	$1,500,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.